Exhibit (23)(a)


                        CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
First Union Corporation

         We consent to the incorporation by reference in this Registration Statement on Form S-8 of First Union Corporation of (i) our report dated January 11, 1996, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 Annual Report to Stockholders (Historical Basis) which is incorporated by reference in the 1995 Form 10-K of First Union Corporation; and (ii) our report dated January 11, 1996, relating to the supplemental consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 Supplemental Annual Report to Stockholders which is incorporated by reference in the 1995 Form 10-K of First Union Corporation. Each report refers to a change in the method of accounting for investments.


                                                     KPMG PEAT MARWICK LLP


Charlotte, North Carolina
April 16, 1996